UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 15, 2019

CDK Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
1-36486	46-5743146
(Commission File Number)	(I.R.S. Employer Identification Number)
1950 Hassell Road, Hoffman Estates, IL 60169
(Registrant's telephone number, including area code)

(847) 397-1700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	CDK	NASDAQ Global Select Market

Item 1.01.	Entry into a Material Definitive Agreement.

5.25% Senior Notes due 2029

On May 15, 2019, CDK Global, Inc. (the “Company”) issued $500 million aggregate principal amount of its 5.25% Senior Notes due 2029 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of May 15, 2019 (the “Indenture”), among the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). The Notes are general unsecured obligations of the Company and are not guaranteed by any of the Company’s subsidiaries. The net proceeds from the sale of the Notes will be used by the Company to repay debt under its revolving credit facility and for general corporate purposes, which may include share repurchases, dividends, acquisitions, repayments of debt, and working capital and capital expenditures.

As the general unsecured obligations of the Company, the Notes rank (i) equally in right of payment with all of the Company’s existing and future senior indebtedness, including indebtedness under the Company’s credit facilities and existing senior notes, (ii) senior in right of payment to all Company’s future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Notes, (iii) effectively subordinated to all of the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness and (iv) structurally subordinated to the obligations of the Company’s subsidiaries.

The Company will pay interest on the Notes at a rate of 5.25% per annum. Interest on the Notes is payable semiannually to holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date on March 15 and September 15 of each year, commencing September 15, 2019. The Notes mature on May 15, 2029.

Prior to May 15, 2024, the Company may redeem the Notes in whole or in part at a price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium.

In addition, prior to May 15, 2022, the Company may redeem up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with an amount equal to the net cash proceeds of one or more equity offerings, at a price equal to 105.250% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the redemption date, provided that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) remains outstanding after the redemption.

On or after May 15, 2024, the Company may redeem the Notes at a price equal to: (i) 102.625% of the aggregate principal amount of the Notes redeemed prior to May 15, 2025; (ii) 101.750% of the aggregate principal amount of the Notes redeemed on or after May 15, 2025 but prior to May 15, 2026; (iii) 100.875% of the aggregate principal amount of the Notes redeemed on or after May 15, 2026 but prior to May 15, 2027; and (iv) 100.000% of the aggregate principal amount of the Notes redeemed thereafter.

The Indenture contains covenants that limit the Company and its subsidiaries’ ability to, among other things: (i) incur liens on any of their properties or assets; (ii) enter into any sale/leaseback transaction; and (iii) consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all its assets to, any other person. These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of May 15, 2019, between CDK Global, Inc. and U.S. Bank National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2019

CDK GLOBAL, INC.

By:	/s/ Joseph A. Tautges
Name: Joseph A. Tautges
Title: Executive Vice President, Chief Financial Officer